UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

V. F. CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Commencing on July 15, 2022, the following supplemental information will be used in communicating with certain shareholders of VF Corporation:

Dear Shareholder:

VF Corporation is holding its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) on July 26, 2022. In connection with our Annual Meeting, we filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission on June 13, 2022. Our Proxy Statement is available, along with our Annual Report for Fiscal Year 2022 (“fiscal 2022”), at www.proxydocs.com/VFC.

We are writing to ask for your support at our Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to request your support by voting “FOR” Proposal 2—the advisory vote to approve compensation of our named executive officers as disclosed in our Proxy Statement, or “say-on-pay”. We have historically received overwhelming support (greater than 90%) for our advisory vote to approve compensation of our named executive officers in recognition of our ongoing consistent and rigorous approach of setting challenging goals and appropriately assessing performance against those goals. In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below with respect to our Annual Incentive Plan (“AIP”) for fiscal 2022.

The Talent and Compensation Committee of our Board of Directors approves AIP objectives for our named executive officers at the beginning of the applicable fiscal year based on a rigorous review process. The goals approved for our fiscal 2022 plan were intended to be challenging and aligned with critical financial and strategic objectives designed to create long-term value for our shareholders. We have provided an overview of the metrics used for our fiscal 2022 AIP – along with the rationale for each metric – on page 29 of our Proxy Statement.

In addition to the summary of performance achievement against each enterprise, brand and region goal as applied for each continuing named executive officer provided in the chart on page 31 of our Proxy Statement, the updated chart below includes a new sixth column titled “Performance” which provides numeric performance results. We have not provided the performance results for the Segment Profit Ratio goals for the regions and brands as we do not publicly disclose that financial metric.

On page 29 of our Proxy Statement, we explained that individual goals and metrics under our AIP “focused on progress against key enterprise, region and/or brand transformational programs, portfolio/function optimization, Inclusion and Diversity, and Sustainability goals applicable to each executive’s area of accountability.” The supplemental information below provides additional detail with respect to those individual goals for Mr. Steven E. Rendle, our Chairman, President and Chief Executive Officer.

The individual objectives, which were set at the beginning of fiscal 2022 and monitored throughout the year, comprised 20% of the annual incentive target for Mr. Rendle (as disclosed on page 30 of our Proxy Statement). There was a formal evaluation at the end of the year to measure accomplishments against the objectives; however, there were no assigned weightings to the objectives, and there was not a rigid formula for calculating the payout. Instead, the Talent and Compensation Committee reviewed the achievements against the objectives holistically when making a determination on the payout.

For fiscal 2022, the objective categories included: Sustainability, Inclusion and Diversity, High Performance Culture, and Strategy. Overall, the Talent and Compensation Committee awarded Mr. Rendle an at-target payout on these objectives based on the following results:

(1)

Achieving challenging qualitative and quantitative fiscal 2022 objectives which were set to continue to drive VF’s distinction in areas of Sustainability and Inclusion and Diversity. Achievements included:

•

achieving a score 19% better than peer average on Sustainalytics, reflecting continued improvement in ESG risk management performance (ranking 22nd out of 180 companies in the global textiles and apparel industry and 17th out of 100 companies in the luxury sub-sector);

•	continuing to achieve an “AA” or “leader” MSCI ESG rating;

•	making strong progress on our 2030 Paradigm for Parity aspirational goals for gender equity; and

•

receiving substantial external recognition for company actions and reputation in the areas of sustainability, ethics, and inclusion, such as the following: Forbes America’s Best Employers for Diversity 2022 (#32 of 500); One of the World’s Most Ethical Companies by Ethisphere; Forbes World’s Top Female Friendly Companies 2021 (#12 of 300); JUSTCapital America’s Most Just Companies (#159); Diversity MBA Best in Class Companies; 3BL 100 Best Corporate Citizens (#25); and Human Rights Campaign Best Places to Work for LGBTQ+ Equality (perfect score).

(2)	Effective execution throughout fiscal 2022 of strategic priorities, including continued advancement of our digital transformation and development of tools to drive enhanced consumer engagement.

These achievements are highlighted among others the Talent and Compensation Committee considered. We believe that disclosing any further information regarding the specific strategic objectives could affect us adversely by, for example, providing confidential information on business operations and forward-looking strategic plans to our competitors which could result in substantial competitive harm.

We ask that you vote “FOR” all proposals under consideration at our Annual Meeting on July 26, 2022. We thank you for your consideration and continued support.